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EXHIBIT 99.1



[CPS LOGO]                                      NEWS RELEASE
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    CONSUMER PORTFOLIO SERVICES INC. ANNOUNCES $137.5 MILLION SECURITIZATION

IRVINE, Calif. - June 30, 2005 - Consumer Portfolio Services, Inc. (Nasdaq:
CPSS) announced that it closed a term securitization transaction yesterday, issuing $130.6 million of Notes backed by automotive receivables.

In the transaction, qualified institutional buyers purchased $130,625,000 of Notes backed by automotive receivables originated by Consumer Portfolio Services. The Notes, issued by CPS Auto Receivables Trust 2005-B, consist of two classes. The ratings of the Notes were provided by Standard & Poor's and Moody's Investors Services and were based on the structure of the transaction, CPS's experience as a servicer and a financial guaranty insurance policy issued by Financial Security Assurance Inc.

                                                        Average                        Standard &       Moody's
   Note Class           Amount       Interest Rate       Life           Price        Poor's Rating      Rating
------------------ ----------------- --------------- -------------- --------------- ----------------- -----------
       A-1         $91.020 million       4.05%        1.00 years        100.00            AAA             Aaa
       A-2         $39.605 million       4.36%        3.32 years        100.00            AAA             Aaa

The weighted average effective coupon on the Class A-1 and A-2 Notes is approximately 4.23%.

The 2005-B transaction has initial credit enhancement consisting of a cash deposit and first loss protection in the aggregate amount of 10.50% of the original receivable pool balance, plus a subordinated interest. That enhancement level is to be supplemented by accelerated payment of principal on the Notes to reach a combined level of 21.25% of the then-outstanding receivable pool balance.

The transaction utilized a pre-funding structure, in which CPS sold approximately $91.4 million of receivables on the 29th and plans to sell approximately $46.1 million of additional receivables during July 2005. This further sale is intended to provide CPS with financing for receivables originated primarily in the month of June.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services purchases, sells and services retail installment sales contracts originated predominantly by franchised dealers for new and late model used cars. The company finances automobile purchases through dealers under contract across the United States.

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CONTACT:
     Consumer Portfolio Services Inc., Irvine
     Charles E. Bradley (Investors), 949-753-6800